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                                                                    Exhibit 99.1

                           [TRUE VALUE COMPANY LOGO]


For Immediate Release                             For more information, contact:
November 1, 2005                                  True Value Media Relations
                                                  (312) 240-2882

                      TRUE VALUE ANNOUNCES NEW BOARD MEMBER

CHICAGO, NOVEMBER 1, 2005 - True Value Company announced today that Richard E. George has been appointed to True Value Company's board of directors and will stand for election at the company's next annual meeting of shareholders in March 2006. George replaces Laurence Anderson, who is retiring from the board to pursue other commitments. Anderson served on the board from May 2002 through October 2005.

"I want to thank Larry Anderson for his three years of dedicated service to the co-op's board, said Bryan Ableidinger, chairman of the board. "I also want to welcome Dick to the board. His wealth of consumer retail and financial experience will be an invaluable asset to True Value Company."

George spent much of his distinguished career with various operations of the Jewel Companies, Inc., a multi-billion-dollar grocery and drug store chain headquartered in Chicago. He began with Jewel in 1962 where he rose to the position of executive Vice President in charge of accounting, treasury, and information systems. From 1979 to 1988 he served as president and CEO of Osco Drug, Inc. In 1989 he founded Ulta 3 Cosmetics & Salon, Inc. and served as initial Chairman and CEO until 1994. Most recently, George has been an active member of Alpha Capital's CEO Advisor Group and serves as Chairman of Fund III's CEO advisors. Additionally, he serves as a non-executive Chairman of the Board for Factory Card & Party Outlet Corp., as well as the President and Chief Executive Officer of R.G. Trends, Inc. George received his undergraduate and masters degrees from the University of Illinois and is a registered CPA.


True Value Company, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2 billion in 2004. The True Value cooperative includes approximately 6,000 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevaluecompany.com.

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